Premium Plus October 23, 2001


Exhibit 23(b) - Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated February 19, 2001, with respect to the financial statements of Golden American Life Insurance Company Separate Account B in the Statement of Additional Information incorporated by reference from the Registration Statement (Form N-4 No. 333-28755) and Prospectuses filed with the Securities and Exchange Commission contemporaneously with this Amendment No. 5 to the Registration Statement (Form S-1 No. 333-95457) of Golden American Life Insurance Company. We also consent to the use of our report dated March 12, 2001, with respect to the consolidated financial statements of Golden American Life Insurance Company, and to the reference to our firm under the caption "Experts" in each of the Prospectuses included in this Registration Statement (Form S-1 No. 333-95457) of Golden American Life Insurance Company.

Our audits of Golden American Life Insurance Company (to which the date of our report is March 12, 2001) also included the consolidated financial statement schedules of Golden American Life Insurance Company included in Item 16(b)(2). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the consolidated financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                             /s/ Ernst & Young LLP

Atlanta, Georgia
October 23, 2001